Exhibit 99.2

UTSTARCOM SIGNS CONTRACT TO DELIVER NEW iAN-8000 MULTI-SERVICE ACCESS NODE AND PROMOTIONAL SERVICES TO JAPAN TELECOM

UTStarcom Platform Will Enable Japan Telecom to Deliver New Services Such as Converged Voice, Data, and WiFi

ALAMEDA, Calif., Sept. 20, 2004— UTStarcom, Inc. (Nasdaq: UTSI), a global leader in IP access networking and services, today announced that Japan Telecom Co., Ltd., a wholly owned subsidiary of SOFTBANK Corp., has awarded it an approximately $290 million contract to supply its new iAN-8000 Multi-Service Access Node (MSAN) equipment and to manage a sales promotion program for Japan Telecom.

Japan Telecom is deploying UTStarcom’s iAN-8000 as part of a next-generation network it is building that it believes will ultimately provide fixed-line service to all of Japan, from Hokkaido in the north to Kyushu in the south.  The company will use the equipment to deliver a wide variety of services such as converged voice, data, WiFi, and eventually video and unicast television streaming. This transaction was awarded on a competitive basis.

“We had several compelling reasons for selecting UTStarcom’s iAN-8000,” said Mr. Miyakawa, director and executive vice president of Japan Telecom.  “We believe that the platform is cost-effective because it combines several functions in one unit.  While our new service will initially carry voice and data traffic, the iAN-8000 will enable us to provide other IP services over the same network in the future.  Japan Telecom is also working on a very tight schedule.  We believe that UTStarcom has the manufacturing resources to deliver the units we need, when we need them, so we can start our new service as planned.”

The new iAN-8000 combines the functions of UTStarcom’s AN-2000 IP-based Digital Subscriber Line Access Multiplexer (DSLAM), the iAN-2000 Voice over IP (VoIP) Media Gateway, and a traditional Digital Loop Carrier (DLC).  Japan Telecom will deploy the multi-function broadband access platform to support approximately ten million existing and new subscriber lines.

(Editor’s Note: For more information about the iAN-8000, reference the “UTStarcom Debuts High-Density, Scalable iAN8000 Multi-Service Access Node” product launch release announced on Monday, September 13)

Due to the addition of the promotional element in the contract, UTStarcom is required under U.S. GAAP regulations to defer 100 percent of the revenue recognition until receipt of final acceptance for both products and services, which is expected to occur during 2005.

“This contract is very significant for UTStarcom; it is the first contract and first product element in what we believe will be a series of contracts and products that will enable Japan Telecom to deliver a new level of revenue-generating services,” said Hong Lu, president and chief executive of UTStarcom.  “We believe the iAN-8000 will help Japan Telecom start its new facilities with a scalable, high-density, next-generation platform that will enable the company to add a wide variety of IP-based services to its portfolio well into the future.”

Terms of the Agreement

UTStarcom expects it will deliver the majority of the iAN-8000 equipment during the third and fourth quarters of 2004.  Promotional services are expected to occur over the next nine to twelve month period.

The terms of the agreement specify that Japan Telecom is to remit 50 percent of the contract value in cash to UTStarcom within one month of the execution of the contract.  Cash for the remaining 50 percent will be due shortly after delivery of the equipment.

This agreement has both equipment and service elements, which are considered linked.  Revenue recognition treatment under U.S. GAAP as promulgated per Staff Accounting Bulletin 104, requires 100 percent deferral of revenue until both elements have been satisfied and delivered.  Therefore, the entire $290 million of revenue will be deferred and recognized upon final acceptance, during 2005.  Cash received in advance of the revenue recognition will be reflected as a Customer Advance.

About Japan Telecom

Japan Telecom is known for its interconnection and partnerships with some of the world’s leading telecom carriers to provide various international services in major areas of the world, such as the U.S.A. and Europe, where telecommunications demand is strong.  This targeted approach through partnerships provides Japan Telecom’s customers with solutions to their networking needs as they develop their multinational businesses. Japan Telecom continues to be a leading network solutions partner to its customers, providing them with high quality services and complete support systems.

For more information about Japan Telecom, visit the company’s Web site at www.japan-telecom.co.jp/english/

About UTStarcom, Inc.

UTStarcom is a global leader in IP access networking solutions and international service and support.  The company sells its wireline, wireless, optical and switching solutions to operators in both fast growth and established telecommunications markets around the world.  UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient end-to-end IP networks. Founded in 1991 and headquartered in Alameda, California, the company has research and design operations in New Jersey, China, and India. UTStarcom is a FORTUNE 1000 company. For more information about UTStarcom, visit the company’s Web site at www.utstar.com.

Forward-Looking Statements

The foregoing statements regarding, without limitation, the amount of revenue expected to be generated under the contract with Japan Telecom, the cost-effectiveness of the iAN-8000, the deployment of UTStarcom’s products by Japan Telecom and the ability of Japan Telecom to expand its networks and services and to increase its subscriber volume are forward-looking in nature and are subject to risks and uncertainties that may cause actual results to differ materially.  These factors include rapidly changing technology, the changing nature of Japan’s telecommunications market, evolving product and application standards, changes or delays in product introductions and deployments, possible downturns in the markets of Japan generally and worldwide, the termination of significant contracts, partnerships or alliances, specifically with Japan Telecom, and other uncertainties, such as changes in government regulation and licensing requirements in Japan.  UTStarcom also refers readers to the risk factors identified in its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the Securities and Exchange Commission.

Company Contacts
Chesha Kamieniecki
Senior Manager of Investor Relations
UTStarcom, Inc.
(510) 749-1560

Press Contact
Stephanie Gallagher
Engage PR
(510) 748-8200, x213
(510) 388-3287
stephanie@engagepr.com

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